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                                                                  EXHIBIT (c)(4)


                Amendments to 1981 Stock Option Plan, 1990 Stock
                   Option Plan, Long-Term Incentive Plan and
                          Restricted Stock Award Plan

                 RESOLVED, that the provisions of the Company's 1981 and 1990 Stock Option Plans, as amended, the Restricted Stock Award Plan, as amended, and the Long-Term Incentive Plan, as amended, be amended by adding to the Plan as follows:

                 1981 and 1990 Stock Option Plans, as amended.  At the end of
                 Section VII. Surrender of Options: "The Participant shall be required to pay the amount of any taxes required to be withheld, prior to receipt of Common Stock, with that number of shares the Fair Market Value of which equals the amount required to be withheld. Shares of Common Stock to be withheld for tax withholding purposes may be either at the required minimum or maximum combined statutory tax rate, plus FICA taxes, if required. However, any Participant who is subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, as amended, shall have such withholdings at the maximum combined statutory tax rate, plus FICA taxes, if required."

                 Restricted Stock Award Plan, as amended. At the end of Section
                 10. Restricted Period: "Upon the lapse of restrictions there shall be deducted and withheld that number of shares the Fair Market Value of which equals the amount required to be withheld. Shares of Common Stock to be withheld for tax withholding purposes may be either at the required minimum or maximum combined statutory tax rate, plus FICA taxes, if required. However, any Participant who is subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, as amended, shall have such withholding at the maximum combined statutory tax rate, plus FICA taxes, if required."
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                 Long-Term Incentive Plan, as amended. Section  VIII.  Other
                 Terms and Conditions: Paragraph (f)(ii) shall be deleted and rewritten in its entirety as follows: "in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld, prior to receipt of such stock, with that number of shares the Fair Market Value of which equals the amount required to be withheld. Shares of Common Stock to be withheld for tax withholding purposes may be either at the required minimum or maximum combined statutory tax rate, plus FICA taxes, if required. However, any Participant who is subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, as amended, shall have such withholdings at the maximum combined statutory tax rate, plus FICA taxes, if required."

                 Section VI. Awards Under This Plan: Paragraph (e) shall have a second sentence added that reads, "Dividend equivalents credited in the form of Common Stock shall be subject to tax withholding by deducting therefrom that number of shares the Fair Market Value of which equals the amount required to be withheld. Shares of Common Stock to be withheld for tax withholding purposes may be either at the required minimum or maximum combined statutory tax rate, plus FICA taxes, if required. However, any Participant who is subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, as amended, shall have such withholdings at the maximum combined statutory tax rate, plus FICA taxes, if required."

and further

                 RESOLVED, that the first sentence of Section VII. Surrender of Options under the 1981 and 1990 Stock Option Plans, as amended, be amended to read: "The Committee may, under such terms and conditions as it deems appropriate, accept the surrender by an optionee of a right to exercise an option,
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or some portion thereof (provided however, that the number of option shares being surrendered be large enough to result in payment therefor of 100 or more shares of Common Stock, unless all shares exercisable under the option are surrendered), to purchase shares of Common Stock granted under an option and authorize a payment in consideration therefor of an amount equal to the difference obtained by subtracting the option price for such shares from their fair market value on the date of such surrender, such payment to be in the nearest whole number of shares of the Common Stock of the Company valued at fair market value on the date of such surrender, provided that the Committee determines that such settlement is consistent with the purposes of the Plan set down in Article I hereof."